Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-97857, 333-145287 and 333-216411) on Form S-8 of MB Financial, Inc. of our report dated June 29, 2017, relating to our audit of the financial statements and supplemental schedule of MB Financial, Inc. 401(k) Profit Sharing Plan, which appears in this Annual Report on Form 11-K of the MB Financial, Inc. 401(k) Profit Sharing Plan for the year ended December 31, 2016.

/s/RSM US LLP
Indianapolis, Indiana
June 29, 2017